CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into on this 1st day of October, 2001, by and between LabOne, Inc., a Missouri corporation (the "Company"), and JAMES R. SEWARD, an individual (the "Consultant");

W I T N E S S E T H:

WHEREAS, Consultant (i) currently is a Director of the Company, (ii) formerly served as a consultant to and as Senior Vice President and Chief Financial Officer of the Company, (iii) has substantial knowledge and experience regarding the financial and business affairs of the Company (the "Business"), and (iv) has substantial and valuable contacts in the financial community relating to the Business of the Company;

WHEREAS, the Company wishes to retain Consultant and Consultant is willing to serve the Company in accordance with the terms and conditions of this Consulting Agreement;

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1. Engagement of Consultant. The Company hereby engages Consultant to consult and assist the Company in the Business, and Consultant hereby accepts such engagement from the Company, upon the terms and conditions herein set forth. The Company shall have no control over the methods used by Consultant in performing services hereunder. Consultant shall be treated for all federal and state income and employment tax and other purposes as an independent contractor and not as an employee of the Company. To the extent that Consultant shall be treated as an employee of the Company, and as a consequence the Company incurs additional tax or other costs and liabilities, Consultant shall reimburse the Company for the amount of such additional taxes and other costs and liabilities.

2. Performance of Duties. During the Term (as hereinafter defined) of this Agreement, Consultant shall assist the Company in strategic and management planning. Consultant also shall assist the Company in identifying acquisition candidates and in performing the financial analysis by the Company of any pending business acquisitions during the Term of this Agreement. Consultant shall perform his duties under this Agreement faithfully, diligently and competently to the best of his ability, and shall devote an average of eight hours per week to the affairs of the Company and its affiliates, as reasonably requested by the Company, at times mutually agreed upon.

3. Term. The term ("Term") of this Agreement shall commence on the date hereof and shall continue until terminated at any time by either party upon written notice to the other party.

4. Compensation. In consideration for Consultant's performance of services under this Agreement, the Company shall pay Consultant $4,000.00 per month payable on the 15th of each month during the term of this Agreement. In addition, effective not later than January 1, 2002 the Company shall purchase for Consultant, and the Company shall maintain in effect for five years after such effective date, a rate saver medical policy having a $5,000 annual deductible. Estimated costs for the policy are: Year 1 - $707; Year 2 - $794; Year 3 - $873; Year 4 - $961; and Year 5 - $1,057, but in no event shall the Company be obligated to pay more than $1,200 in premiums for any year. The Company's obligation to purchase and maintain such policy, subject to the cap on premium cost, shall survive termination of this Agreement.

5. Reimbursement of Expenses. The Company shall promptly reimburse Consultant for reasonable expenses incurred by him in connection with the performance of his consulting services under this Agreement, subject to the receipt by the Company of acceptable substantiation of such expenses.

6. Confidentiality. During the term of and at any time after the termination of this Agreement, Consultant will hold in trust and confidence and will not divulge, disclose or convey to any person, firm, corporation or other entity and will keep secret and confidential all trade secrets, proprietary information and confidential information heretofore or hereafter acquired by him concerning LabOne or its affiliates, and will not use the same for himself or others in any manner, except to the extent that such information is no longer a trade secret, proprietary or confidential through no fault of Consultant.

7. Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be enforceable by and binding upon them and their respective successors and assigns, except that Consultant shall not delegate his duties under this Agreement.

8. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the full and complete agreement between the parties with respect to the subject matter hereof and shall not be modified or amended except in a writing executed by each of them.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement, and each of which shall be deemed an original.

(d) Waiver. The provisions of this Agreement may be waived only in a writing signed by the party against whom such waiver is sought to be enforced. The failure of either party, at any time or times, to require performance of any provision hereof shall in no manner affect such party's right to enforce the same provision at a later time. No waiver by either party of any condition, or the breach of any term, agreement or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or breach of any other term, agreement or covenant of this Agreement.

(e) Attorney's Fees. In any action at law or in equity between the parties to enforce any of the provisions or rights under this Agreement, the unsuccessful party shall pay to the successful party all of his or its, as the case may be, costs, expenses and reasonable attorney's fees incurred therein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

"Company"

LabOne, Inc.

By: /s/ W. Thomas Grant II

W. Thomas Grant II

Chairman, President and Chief Executive Officer

"Consultant"

/s/ James R. Seward

James R. Seward